Contact Information

Lisa Tausch-Short	Dani Kenison
Vicinity Corporation	Fleishman-Hillard
408-543-3047 lshort@vicinity.com	619-237-7726 kenisond@fleishman.com

VICINITY CORPORATION ANNOUNCES

A CHANGE IN THE DATE OF ITS FISCAL YEAR END

SUNNYVALE, Calif. - March 6, 2002 - Vicinity Corporation (Nasdaq: VCNT) today announced a change in the date of its fiscal year end. Vicinity is a leading provider of Web, wireless and speech-based enterprise location services.

On February 22, 2002, Vicinity’s Board of Directors approved the change in fiscal year end timing.  Vicinity’s current fiscal year 2002 and subsequent fiscal years shall end on June 30, instead of July 31. As a result, fiscal year 2003 shall commence on July 1, 2002 and end on June 30, 2003. The period from August 1, 2001 through June 30, 2002 shall be a transition period and will result in a fiscal year 2002 that contains 11 months. Accordingly, Vicinity’s fiscal fourth quarter of fiscal year 2002, ending on June 30, 2002, will contain two months.

“This change in the timing of our financial reporting will align our fiscal year with calendar quarters making it easier for the investment community to track and compare our business progress moving forward,” said Charles W. Berger, Vicinity’s President and CEO.

Information for the transition period will be filed with the Securities and Exchange Commission with Vicinity’s annual report on Form 10-K for the 11 months ending June 30, 2002.

About Vicinity Corporation

Vicinity Corporation is a leading provider of Enterprise Location Services solutions to Global 2000 companies across Web, wireless and speech platforms. Vicinity’s suite of services includes the Vicinity Location ServerSM along with a comprehensive portfolio of application services and application programming interfaces (APIs) that embed location intelligence deep within existing enterprise applications. VLS BasicSM provides high-quality maps, driving directions and locator services for regional, multi-location companies with limited requirements.

Vicinity’s customers include Domino’s Pizza, FedEx, Ford, GM, Hilton Hotels Corporation, The Home Depot, McDonald’s, NEC, Pizza Hut, Starbucks, Starwood Hotels & Resorts Worldwide, Taco Bell and Toyota.

Vicinity was established in 1995 and is headquartered in Sunnyvale, California.  Vicinity® is a registered service mark and Vicinity Location ServerSM is a service mark of Vicinity Corporation.

This news release contains statements of a forward-looking nature relating to the future events or the future financial results of Vicinity Corporation.  Investors are cautioned that such statements are only predictions and that actual events or results may differ materially.  In evaluating such statements, investors should specifically consider the various factors that could cause actual events or results to differ materially from those indicated from forward-looking statements.  Including the matters set forth in Vicinity Corporation’s reports and documents filed from time to time with the Securities and Exchange Commission.

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